EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Hurco Companies, Inc. 2008 Equity Incentive Plan of our report dated January 10, 2008, with respect to the consolidated financial statements and financial statement schedule of Hurco Companies, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Hurco Companies, Inc. for the year ended October 31, 2007.

/s/ Crowe Chizek and Company LLC

Indianapolis, Indiana
March 19, 2008